Exhibit 5.1

INTERNAL REVENUE SERVICE P. O. BOX 2508 CINCINNATI, OH 45201	DEPARTMENT OF THE TREASURY

Date: DEC 20 2010	Employer Identification Number: 62-1422274
DLN:
ADVANCED SERVICES INC	17007034122010
C/O WYATT TARRANT & COMBS LLP	Person to Contact:
G ALEXANDER HAMILTON	MALIK D ANTHONY	ID# 31376
500 W JEFFERSON ST STE 2800	Contact Telephone Number:
LOUISVILLE, KY 40202-2898	(513) 263-4056
Plan Name:
ADVANCED SERVICES INC EMPLOYEE
SAVINGS AND RETIREMENT PLAN
Plan Number: 001

Dear Applicant:

We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1(b) (3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provides examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination letter gives no reliance for any qualification change that becomes effective, any guidance published, or any statutes enacted, after the issuance of the Cumulative List (unless the item has been identified in the Cumulative List) for the cycle under which this application was submitted.

This letter may not be relied on after the end of the plan’s first five-year remedial amendment cycle that ends more than 12 months after the application was received. This letter expires on January 31, 2015. This letter considered the 2008 Cumulative List of Changes in Plan Qualification Requirements.

This determination letter is applicable for the amendment(s) executed

Letter 2002 (DO/CG)

ADVANCED SERVICES INC

on 12/31/09 & 12/22/09.

This determination letter is also applicable for the amendment(s) dated on 3/16/09 & 9/11/08.

This determination is subject to your adoption of the proposed amendments submitted in your letter dated 4/29/10. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

We have sent a copy of this letter to your representative as indicated in the Form 2848 Power of Attorney or appointee as indicated by the Form 8821 Tax Information Authorization.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely,

/s/ Andrew E. Zuckerman
Andrew E. Zuckerman Director, EP Rulings & Agreements

Enclosures:

Publication 794

Addendum

Letter 2002 (DO/CG)

ADVANCED SERVICES INC

This determination letter is also applicable to the amendment(s) dated on 10/31/07, 11/30/06, 12/16/05, 11/21/05, 3/15/04, 12/19/03, 12/20/02 & 5/8/02.

Letter 2002 (DO/CG)